Madrigal Pharmaceuticals Reports First-Quarter 2026 Financial Results and Provides Corporate Updates
•First-quarter 2026 Rezdiffra® (resmetirom) net sales of $311.3 million, representing year-over-year growth of 127%
•As of March 31, 2026, more than 42,250 patients on Rezdiffra, up 2.5x from 1Q25, reflecting continued strong physician adoption and high patient demand
•Advances pipeline with global licensing agreement for a clinical-stage siRNA asset targeting a mutation in the PNPLA3 gene, a genetically validated driver of MASH
•MGL-2086 (oral GLP-1) Phase 1 trial on track to initiate in 2Q26; ervogastat/resmetirom drug-drug interaction study on track to initiate in 4Q26
•Reports cash, cash equivalents, restricted cash and marketable securities of $817.9 million as of March 31, 2026
•Company to host conference call today, May 6, 2026, at 8 a.m. EDT

CONSHOHOCKEN, Pa., May 6, 2026 – Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL), a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), today reports first-quarter 2026 financial results and provides corporate updates.

Bill Sibold, Chief Executive Officer of Madrigal, stated: “2026 is off to a terrific start. Rezdiffra has achieved blockbuster status on a trailing-12-month net sales basis, reflecting broad physician adoption and high patient demand. The market dynamics continue to be very favorable for 2026 and for long-term growth due to a high unmet need in a rapidly growing market that has expanded nearly 50 percent to approximately 460,000 patients in the span of only two years. We’re continuing to steadily add patients, reinforcing our confidence in our robust growth expectations for Rezdiffra in 2026.”

Sibold continued: “We also strengthened our pipeline with a clinical stage siRNA asset targeting a mutation in the PNPLA3 gene that predisposes a significant portion of people with MASH to advanced liver fibrosis, including progression to cirrhosis. This new asset advances our strategy to develop next-generation combination therapies across the spectrum of disease. With our strong cash position and intellectual property protection for Rezdiffra expected into 2045, we are well-positioned to maintain our leadership in MASH, supported by the differentiated clinical profile of Rezdiffra as the only approved liver-directed therapy for this disease, our growing commercial success and an expanding, industry-leading MASH pipeline.”

First Quarter 2026 and Recent Corporate Updates
•Madrigal adds clinical-stage siRNA asset targeting PNPLA3 mutation
◦On May 5, Madrigal announced a licensing agreement with Arrowhead Pharmaceuticals, Inc. for global rights to ARO-PNPLA3, a clinical stage GalNAc-conjugated small interfering RNA (siRNA) asset designed to reduce expression of PNPLA3, a genetically validated driver of MASH.
◦ARO-PNPLA3 targets MASH patients who are homozygous for a mutation in the PNPLA3 gene, which is highly prevalent among Hispanic patients and represents approximately 30% of patients with moderate to advanced fibrosis (consistent with stages F2 and F3).
◦Data from a Phase 1 trial of ARO-PNPLA3 demonstrated up to a 46% reduction in liver fat (as measured by MRI-PDFF) at 12 weeks following a single dose at the highest dose level tested in PNPLA3 I148M homozygous patients.

•Expanded pipeline with global rights to six pre-clinical siRNA programs
◦In February 2026, Madrigal expanded its MASH pipeline with six innovative siRNA programs, providing the potential for a genetically targeted approach, combined with the broad efficacy of Rezdiffra, to create the next generation of MASH therapies.
◦Preclinical development is underway.
•Strong scientific presence at the upcoming EASL Congress
◦Madrigal will present 8 abstracts at the European Association for the Study of Liver (EASL) Congress, taking place May 27-30, 2026, in Barcelona, Spain.
◦Accepted abstracts include a poster featuring a secondary analysis from Madrigal’s MAESTRO-NASH/NAFLD1 trials showing that Rezdiffra reduced Lp(a) and LDL-C in patients with MASH, supporting its potential to reduce cardiovascular risk independent of baseline statin use, as well as two posters sharing real-world efficacy data for patients on Rezdiffra for up to one year.

First-Quarter 2026 Financial Results
•Total Revenues: First-quarter 2026 net revenues were $311.3 million, an increase of 127% compared to $137.3 million in the comparable prior year period.
•Operating Expenses: First-quarter 2026 operating expenses were $404.1 million, inclusive of $34.0 million in non-cash stock-based compensation expense, compared to operating expenses of $216.6 million, inclusive of $20.9 million in non-cash stock-based compensation expense for the prior year period. First-quarter operating expenses also included one-time, upfront business development expenses of $54.3 million for strategic pipeline expansion.
◦Cost of Sales: First-quarter 2026 cost of sales was $26.8 million compared to $4.5 million in the comparable prior year period. This was inclusive of non-cash stock-based compensation expense.
◦R&D Expenses: First-quarter 2026 R&D expenses were $108.7 million compared to $44.2 million in the comparable prior year period, both inclusive of non-cash stock-based compensation expense. The increase in R&D expenses was primarily due to one-time, upfront business development expenses of $54.3 million.
◦SG&A Expenses: First-quarter 2026 SG&A expenses were $268.5 million compared to $167.9 million in the comparable prior year period, both inclusive of non-cash stock-based compensation expense. The increase was primarily due to continued investment in commercial activities for Rezdiffra, including headcount for the endocrinology field force expansion that began in the fourth quarter of 2025, as well as marketing efforts, including a direct -to-consumer (DTC) campaign.
•Net Loss: First-quarter 2026 net loss was $94.4 million or $3.25 per share (basic and diluted) compared to a net loss of $73.2 million or $2.61 per share (basic and diluted) in the comparable prior year period. Net loss in 2026 was inclusive of one-time, upfront business development expenses of $54.3 million, or $1.87 per share.
•Cash, Cash Equivalents, Restricted Cash and Marketable Securities: As of Mar. 31, 2026, Madrigal had cash, cash equivalents, restricted cash, and marketable securities of $817.9 million, compared to $988.6 million as of Dec. 31, 2025.

Conference Call and Webcast
At 8 a.m. EDT today, May 6, Madrigal will host a webcast to review its financial and operating results and provide a general business update. To access the webcast, please visit the investor relations section of the Madrigal website or click here to register. An archived webcast will be available on the Madrigal website following the event.

About MASH
Metabolic dysfunction-associated steatohepatitis (MASH) is a serious liver disease that can progress to cirrhosis, liver failure, liver cancer, the need for liver transplantation, and premature mortality. MASH is the leading cause of liver transplantation in women and the second leading cause of all liver transplantation in the U.S. It is the fastest-growing indication for liver transplantation in Europe.

Once patients progress to MASH with moderate to advanced liver fibrosis (consistent with stages F2 to F3 fibrosis), the risk of adverse liver outcomes increases dramatically: these patients have a 10 to 17 times higher risk of liver-related mortality as compared to patients without fibrosis. Patients with MASH who progress to cirrhosis face a 42 times higher risk of liver-related mortality, underscoring the need to treat MASH before complications of cirrhosis develop. MASH is also an independent driver of cardiovascular disease, the leading cause of mortality for patients.

As disease awareness improves and disease prevalence increases, the number of diagnosed patients with F2 to F4c MASH is growing.

About Madrigal
Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), a liver disease with high unmet medical need. Madrigal’s medication, Rezdiffra (resmetirom), is a once-daily, oral, liver-directed THR-β agonist designed to target key underlying causes of MASH. Rezdiffra was the first medication approved by both the FDA and European Commission for the treatment of MASH with moderate to advanced fibrosis (F2 to F3). An ongoing Phase 3 outcomes trial is evaluating Rezdiffra for the treatment of compensated MASH cirrhosis (F4c). For more information, visit www.madrigalpharma.com.

Forward Looking Statements
This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to the expected growth of Rezdiffra sales in 2026, expectations regarding patent protection for Rezdiffra, Madrigal’s clinical development plans and timelines for its pipeline, Madrigal’s leadership position in the MASH sector, the potential size of the MASH market, the potential benefit of Rezdiffra in patients with compensated MASH cirrhosis and the potential benefit of siRNAs in the treatment of MASH. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; our ability to successfully commercialize Rezdiffra in the U.S. and Europe; risks related to obtaining and maintaining regulatory approvals, including, but not limited to, potential regulatory delays or rejections; our history of operating losses and the possibility that we may never achieve or maintain profitability; risks associated with meeting the objectives of our clinical trials, including, but not limited to our ability to achieve enrollment objectives concerning patient numbers (including an adequate safety database), outcomes objectives and/or timing objectives for our trials; any delays or failures in enrollment, and the occurrence of adverse safety events; risks related to the effects of Rezdiffra’s (resmetirom’s) mechanism of action or of any other product candidate; market demand for and acceptance of Rezdiffra; our ability to service indebtedness and otherwise comply with debt covenants; outcomes or trends from competitors; future topline data timing or results; our ability to prevent and/or mitigate cyber-attacks; our ability to protect our intellectual property rights; the uncertainties inherent in clinical testing; uncertainties concerning analyses or assessments outside of a controlled clinical trial; and changes in laws and regulations applicable to our business and our ability to comply with such laws and regulations. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s submissions filed with the U.S. Securities and Exchange Commission (SEC) for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the sections appearing in Part 1A of its Annual Report on Form 10-K for the year ended December 31, 2025, and as updated from time to time by Madrigal’s other filings with the SEC.

Madrigal may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Madrigal’s website in addition to following its press releases, filings with the SEC, public conference calls, and webcasts.

Madrigal Pharmaceuticals, Rezdiffra™ and associated logos are trademarks of Madrigal Pharmaceuticals, Inc.

Investor Contact
Tina Ventura, IR@madrigalpharma.com

Media Contact
Christopher Frates, media@madrigalpharma.com

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Madrigal Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2026	December 31, 2025
Cash, cash equivalents, restricted cash and marketable securities	$ 817,926	$ 988,649
Trade receivables, net	187,356	134,476
Other current assets	177,025	122,645
Other non-current assets	45,020	13,819
Total assets	$ 1,227,327	$ 1,259,589
Liabilities and Equity		
Current liabilities	$ 338,259	$ 310,288
Long-term liabilities	345,614	346,612
Stockholders' equity	543,454	602,689
Total liabilities and stockholders' equity	$ 1,227,327	$ 1,259,589